EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
205-264-4551                        205-264-7040

Regions Financial Corp. Announces CCAR Results

BIRMINGHAM, Ala. - June 29, 2016 - Today the Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that it does not object to the company’s capital plan and proposed capital actions for the third quarter of 2016 through the second quarter of 2017. The capital plan was submitted to the Federal Reserve as part of the Comprehensive Capital Analysis and Review (CCAR).
In addition to continuing the $0.065 quarterly common stock dividend which Regions’ Board of Directors approved in May, actions that Regions may undertake as outlined in its capital plan include the repurchase of up to $640 million in common shares. The capital plan also provides the potential for a dividend increase beginning in the second quarter of 2017, which is expected to be considered by the Regions Board of Directors in early 2017.

“The outcome of the capital plan review demonstrates the strength and stability of our company as we successfully execute on our strategic plan,” said Grayson Hall, chairman, president and CEO. “We will continue to deploy our capital effectively through organic growth and investing in initiatives to increase revenue or reduce ongoing expenses while returning an appropriate amount of capital to our shareholders.”

Regions’ ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with the company’s strategic priorities. These proposed capital actions are subject to approval by the Regions Board of Directors and consideration of other factors, including general market conditions.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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